Exhibit 99.3

Unaudited Pro Forma Combined Financial Information

On April 24, 2018, General Mills, Inc. (“General Mills”) completed its acquisition of Blue Buffalo Pet Products, Inc. (“Blue Buffalo”). The following unaudited pro forma combined financial information gives pro forma effect to the acquisition of Blue Buffalo and related transactions as if they had occurred on May 29, 2017 and is provided for informational purposes only. The unaudited pro forma combined financial information was based on and should be read in conjunction with the (i) consolidated financial statements of General Mills included in its Annual Report on Form 10-K for the year ended May 27, 2018; (ii) consolidated financial statements of Blue Buffalo included in its Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein; (iii) the unaudited condensed consolidated financial statements of Blue Buffalo included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; and (iv) the unaudited condensed consolidated financial statements of Blue Buffalo as of and for the quarter ended March 31, 2018, which are included in Exhibit 99.2 to this Form 8-K/A.

General Mills’ fiscal year ended on May 27, 2018 and Blue Buffalo’s fiscal year ended on December 31, 2017. The Unaudited Pro Forma Combined Statement of Earnings combines General Mills’ results for the fiscal year ended May 27, 2018 with Blue Buffalo’s results for the fiscal year ended December 31, 2017. Blue Buffalo’s results were adjusted to exclude the results for the three months ended March 31, 2017 and include the results for the three months ended March 31, 2018. The fiscal year post-acquisition for Blue Buffalo as a consolidated subsidiary of General Mills will be May 1 to April 30.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition, are factually supportable and are expected to have a continuing impact on the combined results. The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Combined Statement of Earnings and is not necessarily indicative of the combined results of operation or financial condition had the acquisition been completed at the beginning of the fiscal year. In addition, the unaudited pro forma combined financial information does not purport to project the future results of operations or financial position of the combined company.

Unaudited Pro Forma Combined Statement of Earnings

GENERAL MILLS, INC. AND SUBSIDIARIES

For the year ended May 27, 2018

(In Millions, Except per Share Data)

	General Mills	Blue Buffalo	Pro Forma Adjustments	See Note 3	Pro Forma Combined
Net sales	$15,740.4	$1,296.6	$—		$17,037.0
Cost of sales	10,312.9	706.9	6.7	(a)	11,026.5
Selling, general, and administrative expenses	2,752.6	297.4	(30.5)	(b) (c)	3,019.5
Restructuring, impairment, and other exit costs	165.6	—	—		165.6

Operating profit	2,509.3	292.3	23.8		2,825.4
Interest, net	373.7	7.9	147.1	(d)	528.7
Other non-operating expense, net	—	0.1	(0.1)	(d)	—

Earnings before income taxes and after-tax earnings from joint ventures	2,135.6	284.3	(123.2)		2,296.7
Income taxes	57.3	89.2	(41.9)	(e)	104.6
After-tax earnings from joint ventures	84.7	—	—		84.7

Net earnings, including earnings attributable to redeemable and noncontrolling interests	2,163.0	195.1	(81.3)		2,276.8
Net earnings attributable to redeemable and noncontrolling interests	32.0	—	—		32.0

Net earnings attributable to General Mills	$2,131.0	195.1	(81.3)		$2,244.8

Earnings per share—basic	$3.69				$3.77

Earnings per share—diluted	$3.64				$3.71

Dividends per share	$1.96				$1.96

See accompanying notes to the Unaudited Pro Forma Combined Statement of Earnings.

Notes to Unaudited Pro Forma Combined Statement of Earnings

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma combined financial information was based on and should be read in conjunction with the (i) consolidated financial statements of General Mills, Inc. (“General Mills”) included in its Annual Report on Form 10-K for the year ended May 27, 2018; (ii) consolidated financial statements of Blue Buffalo Pet Products, Inc. (“Blue Buffalo”) included in its Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein; (iii) the unaudited condensed consolidated financial statements of Blue Buffalo included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; and (iv) the unaudited condensed consolidated financial statements of Blue Buffalo as of and for the quarter ended March 31, 2018, which are included in Exhibit 99.2.

General Mills’ fiscal year ended on May 27, 2018 and Blue Buffalo’s fiscal year ended on December 31, 2017. The Unaudited Pro Forma Combined Statement of Earnings combines General Mills’ results for the fiscal year ended May 27, 2018 with Blue Buffalo’s results for the fiscal year ended December 31, 2017. Blue Buffalo’s results were adjusted to exclude the results for the three months ended March 31, 2017 and include the results for the three months ended March 31, 2018 as follows:

	Blue Buffalo
	Year Ended December 31, 2017 (audited) (A)	Three Months Ended March 31, 2018 (unaudited) (B)	Three Months Ended March 31, 2017 (unaudited) (C)	Year Ended March 31, 2018 (unaudited) (A+B-C)
Net sales	$1,274.6	$324.0	$302.0	$1,296.6
Cost of sales	685.5	184.7	163.3	706.9
Selling, general, and administrative expenses	285.9	77.7	66.2	297.4

Operating profit	303.2	61.6	72.5	292.3
Interest, net	9.7	1.3	3.1	7.9
Other non-operating expense, net	0.2	—	0.1	0.1

Earnings before income taxes	293.3	60.3	69.3	284.3
Income taxes	99.8	14.6	25.2	89.2

Net earnings	$193.5	$45.7	$44.1	$195.1

The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Combined Statement of Earnings and is not necessarily indicative of the combined results of operation or financial condition had the acquisition been completed at the beginning of the fiscal year. The unaudited pro forma combined financial information does not reflect any cost savings. The unaudited pro forma combined financial information does not purport to project the future results of operations or financial position of the combined company.

NOTE 2. PURCHASE CONSIDERATION

The unaudited pro forma combined information reflects the acquisition of Blue Buffalo for a purchase price of $8.0 billion, including $103.0 million of consideration for net debt repaid at the time of acquisition.

The acquired assets and assumed liabilities include the following:

Assets (Liabilities), In Millions
Receivables	$128.9
Inventories	176.5
Prepaid expenses and other current assets	4.8
Land, buildings, and equipment	359.2
Goodwill	5,294.9
Other intangible assets	3,015.0
Other assets	1.7
Accounts payable	(55.1)
Other current liabilities	(62.2)
Deferred income taxes	(750.2)
Other liabilities	(77.7)

Total assets acquired and liabilities assumed	$8,035.8

NOTE 3. PRO FORMA ADJUSTMENTS

The following items resulted in adjustments reflected in the Unaudited Pro Forma Combined Statement of Earnings:

(a)	Blue Buffalo’s historical method for inventory valuation was the lower of cost, using the first-in, first-out (FIFO) method, or net realizable value. General Mills’ financial results reflect inventory valuation at the lower of cost, using the last-in, first-out (LIFO) method, or market for all inventories in the United States other than grain. The Unaudited Pro Forma Combined Statement of Earnings was adjusted to increase cost of sales by $6.7 million to reflect the impact of using the LIFO method of inventory valuation on Blue Buffalo’s historical operating results. Blue Buffalo will use the LIFO valuation method for inventory beginning in fiscal 2019.

(b)	During the year ended May 27, 2018, General Mills recorded acquisition transaction and integration costs of $34.0 million in selling, general and administrative (SG&A) expenses. The Unaudited Pro Forma Combined Statement of Earnings was adjusted to exclude these costs as such costs are non-recurring and directly attributable to the acquisition.

During the year ended March 31, 2018, Blue Buffalo recorded acquisition transaction costs of $10.0 million in SG&A expenses. The Unaudited Pro Forma Combined Statement of Earnings was adjusted to exclude these costs as such costs are non-recurring and directly attributable to the acquisition.

(c)	Other intangible assets includes an amortizing intangible asset of $269.0 million related to customer relationships. An adjustment to the Unaudited Pro Forma Combined Statement of Earnings of $13.5 million was made to increase amortization expense related to this intangible asset.

(d)	Debt and interest, net—In April 2018, we issued fixed-rate and floating-rate notes with varying maturities in an aggregate principal amount of $6.0 billion (the “April Notes”). The net proceeds were used to finance a portion of the Blue Buffalo acquisition.

The principal amounts of these fixed-rate and floating-rate notes were as follows:

In Millions	Principal
4.2% notes due April 17, 2028	$1,400.0
Floating-rate notes due April 16, 2021	850.0
3.7% notes due October 17, 2023	850.0
4.0% notes due April 17, 2025	800.0
4.7% notes due April 17, 2048	650.0
3.2% notes due April 16, 2021	600.0
4.55% notes due April 17, 2038	500.0
Floating-rate notes due October 17, 2023	400.0

Total	$6,050.0

The pro forma adjustment for interest, net included in the Unaudited Pro Forma Combined Statement of Earnings was calculated based on the aggregate $6.0 billion principal amount of the April Notes. The pro forma adjustment for interest, net was calculated using an assumed weighted-average interest rate of 3.85 percent and includes the amortization of debt discounts and issuance costs. The pro forma adjustment includes $211.6 million of incremental interest expense to reflect acquisition debt financing for the full fiscal year.

In February 2018, we entered into a fee-paid commitment letter with certain lenders, pursuant to which such lenders committed to provide a 364-day senior unsecured bridge term loan credit facility (the “Bridge Facility”) in an aggregate principal amount of up to $8.5 billion to provide the financing for the acquisition of Blue Buffalo. The Bridge Facility expired in the fourth quarter of fiscal 2018, and we recorded $36.1 million of lender and professional fees related to the Bridge Facility. Additionally, we recorded $13.8 million in interest, net related to the repurchase of certain medium term notes. The pro forma adjustment includes a $49.9 million reduction to interest, net related to these items.

Blue Buffalo’s outstanding debt was repaid at the time of acquisition. Interest, net was reduced by $14.7 million to reflect the elimination of interest expense on Blue Buffalo’s extinguished debt, which included amortization of debt issuance costs. Additionally, we reclassified $0.1 million from other non-operating expense, net to interest, net to conform Blue Buffalo’s historical financial statement presentation to General Mills’ financial statement presentation.

(e)	Income taxes—Income tax expense was recalculated based on the Pro Forma Adjustments and the statutory rate in effect at the time of the acquisition.

NOTE 4. EARNINGS PER SHARE

On March 27, 2018, we issued 22.7 million shares of the Company’s common stock, par value $0.10 per share, at a public offering price of $44.00 per share for total proceeds of $1.0 billion. Proceeds of $969.9 million, net of $30.1 million of issuance costs, were used to finance a portion of the Blue Buffalo acquisition. The issuance costs were recorded in additional paid in capital on the consolidated balance sheets.

Basic and diluted EPS were calculated using the following:

In Millions, Except per Share Data	Year Ended May 27, 2018
Net earnings attributable to General Mills	$2,244.8

Average number of common shares—basic EPS	596.1
Incremental share effect from: (a)
Stock options	6.9
Restricted stock, restricted stock units, and other	2.0

Average number of common shares—diluted EPS	605.0

Earnings per share—basic	$3.77
Earnings per share—diluted	$3.71

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method. Stock options, restricted stock units, and performance share units excluded from our computation of diluted EPS because they were not dilutive were as follows:

In Millions	2018
Anti-dilutive stock options, restricted stock units, and performance share units	8.9

NOTE 5. NONRECURRING COSTS TO BE RECOGNIZED IN THE NEXT FISCAL YEAR

Nonrecurring charges resulting directly from the acquisition, consisting of integration costs and inventory fair value adjustments, will be recognized in the year ending May 26, 2019. These charges amount to approximately $68 million, net of a related tax benefit of approximately $20 million, and are not included in the Unaudited Combined Pro Forma Statement of Earnings.